Exhibit 99.1

Contact:

Kosan Biosciences

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400 ext. 5227

FOR IMMEDIATE RELEASE

Kosan Reports Third Quarter and Nine Month Financial Results

Hayward, CA. October 28, 2004 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and nine months ended September 30, 2004. Revenues were $6.8 million and $19.1 million for the quarter and nine months ended September 30, 2004, respectively, compared to $6.3 million and $20.8 million in the same periods in 2003. The increase in quarterly revenue over the same period last year was primarily due to additional revenue under Kosan’s epothilone global development and commercialization agreement with Roche, reflecting continued progress in the partners’ clinical development programs. Year-to-date revenue, however, decreased from the prior year primarily due to a $2.0 million non-recurring milestone payment from Roche recognized in 2003.

Total operating expenses were $12.9 million and $35.0 million for the quarter and nine months ended September 30, 2004, compared to $12.5 million and $30.6 million in the same periods last year. These increases primarily reflect the advancement of KOS-862 into Phase II and Phase Ib clinical trials, development and production efforts relating to the epothilone fast-follower program and a continued investment in strengthening our research and development pipeline of additional potential product candidates largely based on polyketides. Our total operating expenses do not reflect expenses incurred by Roche in connection with clinical trials of KOS-862 that are being conducted by Roche.

Net losses for the quarter ended September 30, 2004 were $5.9 million, or $0.20 per share, compared to $6.0 million, or $0.24 per share, in the same period for the prior year. The net loss for the nine months ended September 30, 2004 was $15.2 million, or $0.53 per share, compared to $9.1 million, or $0.36 per share, in the same period in 2003. At September 30, 2004, cash, cash equivalents and marketable securities totaled $93.1 million compared to $105.3 million at December 31, 2003.

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Q3 Earnings – Page 2

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II clinical trials. KOS-862 (Epothilone D) is in Phase II and Phase Ib clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG, Kosan’s lead geldanamycin analog, is in Phase II and Phase Ib clinical trials, and DMAG, its second-generation geldanamycin analog, is in Phase I. Both compounds are being developed in collaboration with the National Cancer Institute, including the sponsorship of Kosan-directed trials that are independent of those run by the NCI. Kosan’s proprietary formulation of 17-AAG, designated KOS-953, is in Phase I. 17-AAG and DMAG are polyketide inhibitors of Hsp90 and interrupt several biological processes implicated in cancer cell growth and survival. Kosan’s focus is on an important class of natural products known as polyketides. Polyketides are a class of natural products that have yielded numerous important pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. Kosan applies its expertise and proprietary technologies to generate polyketide analogs and increase the production yields of polyketides, resulting in a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements relating to the potential efficacy and ongoing and further development of KOS-862, 17-AAG, KOS-953 and DMAG in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of KOS-862 and geldanamycin analogs, Kosan’s dependence on its collaborations with Roche and the NCI and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q3 Earnings - Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$5,842	$5,508	$17,076	$18,443
Grant revenue	915	766	1,982	2,348

Total revenues	6,757	6,274	19,058	20,791
Operating expenses:
Research and development	11,290	11,226	30,631	26,823
General and administrative	1,617	1,259	4,408	3,784

Total operating expenses	12,907	12,485	35,039	30,607

Loss from operations	(6,150)	(6,211)	(15,981)	(9,816)
Net interest income	278	171	804	673

Net loss	$(5,872)	$(6,040)	$(15,177)	$(9,143)

Basic and diluted net loss per common share	$(0.20)	$(0.24)	$(0.53)	$(0.36)

Shares used in computing basic and diluted net loss per common share	28,935	25,439	28,863	25,391

Condensed Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$93,057	$105,299
Total assets	$104,643	$123,189

Deferred revenue	$16,641	$20,859
Total liabilities	$28,716	$33,737
Total liabilities and stockholders’ equity	$104,643	$123,189

Shares issued and outstanding	29,008	28,753